EXHIBIT 18

                     [GIDDINGS & LEWIS, INC. LETTERHEAD]

                                             May 27, 1997

          Mr. Jeffery T. Grade
          Chairman and Chief Executive Officer
          Harnischfeger Industries, Inc.
          3600 South Lake Drive
          St. Francis, WI  53235-3716

          Dear Mr. Grade:

          The Board of Directors of Giddings & Lewis is productively engaged in the ongoing evaluation of all strategic alternatives for the Company. Moreover, your concern that this process is adversely affecting the value of Giddings & Lewis is misplaced. Our business is good, and we expect to report favorable results for the second quarter.

          Given the importance of this matter, we believe that a deliberate review of our alternatives is in the best interests of our stockholders, customers and employees.

                                             Sincerely,

                                             /s/ MARVIN L. ISLES
                                             Marvin L. Isles
                                             Chairman and Chief
                                                Executive Officer